Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Forms S-1/A (No. 333-152652) and Form S-8 (No. 333-159883) of Liberator Medical Holdings, Inc. of our report dated December 23, 2013, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida

December 23, 2013